SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



                                FORM 8-K

                             CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  April 24, 2001

                        INTERCOUNTY BANCSHARES, INC.
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




            OHIO                    0-23134              31-1004998
---------------------------    -------------------   --------------------
(State or other jurisdiction  (Commission File No.) (IRS Employer I.D. No.)
     of incorporation)


            48 N. South Street, Wilmington, Ohio           45177
           ----------------------------------------      ----------
          (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code:  (937) 382-1441

Item 5.  Earnings Release.

The following was contained in a press release issued by InterCounty Bancshares, Inc., on or about April 24, 2001.

InterCounty Bancshares, Inc. (Company), parent company of The National Bank and Trust Company, Wilmington, Ohio, (Bank) announced that net income for the first quarter of 2001 increased 9.6% to $1,445,000, compared to $1,318,000 for the first quarter of 2000. Net income per share was $.45 for the quarter, compared to $.42 per share for the same quarter last year.

The first quarter of 2001 showed a decrease in net interest income of 3.1% compared to the same quarter last year. Although interest income increased 8.8%, interest expense increased 19.8% when comparing these two amounts to the same period last year. Average loans increased 5.6% and average securities increased 6.8% when compared to the same period last year, which resulted in an increase of 8.1% in average interest-earning assets. Average interest-bearing liabilities increased 9.4% from last year, primarily in certificates of deposit.

The provision for loan losses was $100,000 less than the first quarter last year, in part due to a decrease of $106,000 in the amount of net charge-offs this quarter compared to the same quarter last year. Additionally, as reported in the Annual Report to Shareholders, the Company experienced an increase in problem loans in the year 2000, and the provision for loan losses was significantly increased during that period. Some progress has been made with these credits, and continued attention has been given to this area. The majority of these loans were made to long-time customers who have been affected by the downturn in the economy and reductions in government spending.

Non-interest income was $1,704,000, 22.4% above the first quarter of 2000. The increase was primarily due to increases in service charges on deposits, ATM network fees, Bank Owned Life Insurance (BOLI) income, and loan related fees. Non-interest expense increased 5.4% from the first quarter last year, the primary reasons being increases in salaries and benefits expense, legal fees related to problem loan workouts, and occupancy expense.

The Company's effective tax rate decreased to 17.9% during the first quarter of 2001 from 22.9% for the first quarter of 2000, primarily due to BOLI income. Performance ratios for the first quarter of 2001 included a return on assets of 1.00%, and a return on equity of 11.79%.

Total assets grew 10.9% from last year to $601.5 million. Net loans were $363.2 million, an increase of 2.2%, and total deposits increased 9.4% to $423.8 million. Book value per share was $15.93 and equity to assets was 8.49% as of March 31, 2001.

On March 20 the Board of Directors declared a dividend of $0.21 per share payable April 25, 2001, to shareholders of record on March 31, 2001. This is an increase of 10.5% from the first quarter of 2000.

At the Company's annual meeting held today, shareholders voted to change the name of InterCounty Bancshares, Inc., to NB&T Financial Group, Inc., in order to establish name recognition for the family of financial service companies owned by the Company.

                               SIGNATURES
                               ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     INTERCOUNTY BANCSHARES, INC.



                                     By: /s/
                                         ----------------------
                                         Charles L. Dehner
                                         Executive Vice President,
                                           Chief Financial Officer


Date:  April 24, 2001